                                                                    EXHIBIT 99.3

                            NONSTATUTORY STOCK OPTION


                    , Optionee:
- -------------------

     CIMA LABS INC. (the "Company"), pursuant to its Equity Incentive Plan (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1.   TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION.  The total number of
shares of Common Stock subject to this option is             (           ).
                                                 ------------  ----------
     2.   VESTING.

          (a)    GENERALLY, subject to the limitations contained herein,
                                                                        ------
of the shares will vest (become exercisable) on                , 19
                                               ----------------    --
and          of the shares will then vest each            thereafter until
    --------                                   -----------
either (i) you cease to provide services to the Company for any reason, or (ii) this option becomes fully vested.

          (b) INVOLUNTARY TERMINATION. Notwithstanding the foregoing, this option will become fully vested and exercisable in full or in part during the period provided in paragraph 6 below if your employment or status as a consultant with the Company (including any acquiring or surviving corporation and its Affiliates) is involuntarily terminated within twelve (12) months of a change in the voting power of the Company's stock, as described in Section 12(b)(4) of the Plan, AND in the event that such voting power was used to elect a majority of the Company's Board of Directors. "Involuntary termination" for this purpose means any termination of employment initiated by the Company or its successor for any reason, except "for cause" (defined as the willful failure by you to properly perform your job duties and responsibilities as assigned). Involuntary termination also includes any termination initiated by you because your compensation has been reduced within twelve (12) months following this event; PROVIDED, HOWEVER, that any termination initiated by you because of a reduction in duties and scope of employment will not constitute involuntary termination. If this option is replaced with a substitute stock option pursuant to Section 12(b) of the Plan, such substitute stock option

                                       1.

will provide for acceleration of vesting in accordance with the provisions of this subparagraph 2(b) in order to constitute a "similar Stock Award" for purposes of Section 12(b) of the Plan.

     3.   EXERCISE PRICE AND METHOD OF PAYMENT.

          (a)  EXERCISE PRICE.  The exercise price of this option is
                                                                     ----------
           ($       ) per share.
- ----------   -------

          (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                 (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

               (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                (iv) Payment by a combination of the methods of payment permitted by subparagraph 3(b)(i) through 3(b)(iii) above.

     4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

     5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

     6.   TERM.  The term of this option commences on         , 19  , the date
                                                      --------    --
of grant and expires on                  (the "Expiration Date," which date
                        -----------------
shall be no more than ten (10) years from the date this option is granted), unless this option expires sooner

                                       2.

as set forth below or in the Plan. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company for any reason or for no reason unless:

          (a) Your termination of Continuous Status as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant.

          (b) Your termination of Continuous Status as an Employee, Director or Consultant is due to your death or your death occurs within three (3) months following your termination for any other reason, in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

          (c) Your termination of Continuous Status as an Employee, Director or Consultant is due to your gross and willful misconduct during the course of your services as an Employee or Director of or Consultant to the Company (as reasonably determined by the Company). This option will then expire as of the date of the misconduct.

          (d) If during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 5 above, in which event the option shall not expire until the earlier of the Expiration Date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Status as an Employee, Director or Consultant.

          (e) If your exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act), in which case the option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company.

     However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

                                       3.

     7.   EXERCISE.

          (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subsection 11(f) of the Plan.

          (b)  By exercising this option you agree that:

                 (i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. You also agree that any exercise of this option has not been completed and that the Company is under no obligation to issue any Common Stock to you until such an arrangement is established or the Company's tax withholding obligations are satisfied, as determined by the Company.

     8. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

     9. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective stockholders, Board of Directors, officers, or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

     10. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

                                       4.

     11. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of
Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

     Dated the    day of           , 19  .
              ----      -----------    --

                              Very truly yours,

                              ------------------------------------------


                              By
                                ----------------------------------------
                                 Duly authorized on behalf
                                 of the Board of Directors

ATTACHMENTS:

     CIMA LABS INC. Equity Incentive Plan
     Notice of Exercise
                                      5.

The undersigned:

     (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

     (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

     NONE
         ----------------
         (Initial)

     OTHER
          -----------------------------------
          -----------------------------------
          -----------------------------------


                              -----------------------------------
                              OPTIONEE

                              Address:
                                       --------------------------
                                       --------------------------

                                       6.